Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Oppenheimer Funds

We consent to the use of our reports, with respect to the financial statements and financial highlights of the predecessor funds listed in Appendix I, that are part of the Oppenheimer Funds mutual fund group, each incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Denver, Colorado

May 22, 2019

Appendix I

Predecessor Fund Name	Fiscal Year End	Audit Report Date
OFI Pictet Global Environmental Solutions Fund, a series of OFI Funds Trust	April 30, 2018	June 22, 2018
Oppenheimer Gold & Special Minerals Fund	June 30, 2018	August 24, 2018
Oppenheimer Small Cap Value Fund	April 30, 2018	June 22, 2018
Oppenheimer Value Fund, a series of Oppenheimer Series Fund	October 31, 2018	December 21, 2018